Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	Cyanotech Corporation	Russell Communications Group
	Jeffrey H. Sakamoto	Bruce Russell
	(808) 326-1353	(310) 559-4955 x101
	jsakamoto@cyanotech.com	brucerussell@ruscom.com

Cyanotech Appoints Russell Communications Group

as Investor Relations and Marketing Communications Agency

KAILUA KONA, Hawaii — July 12, 2005 — Cyanotech Corporation (Nasdaq: CYAN — News), a world leader in producing high-value natural products from microalgae, has appointed Russell Communications Group (“RCG”, www.ruscom.com) as its agency for coordinating its investor relations and marketing communications efforts, effective July 2005.

As the Company’s investor relations counsel, RCG will assist Cyanotech in communicating with shareholders and prospective investors.  RCG will also coordinate the Company’s marketing communications efforts, highlighting Cyanotech’s heightened focus on the business-to-business wholesale market for its ingredients, which are used as critical components of products by others.

“Moving forward, our Company’s investor relations efforts will be focused on providing all investors with timely notice of important developments here at Cyanotech,” said Dr. Gerald R. Cysewski, Chairman, President and CEO.  “We look forward to working with RCG in communicating our Company’s vision to the investment community and leveraging their experience to assist with coordinating our efforts in marketing to help Cyanotech attain our goals of increased sales and profitability.”

About Cyanotech

Cyanotech Corporation, a world leader in microalgal technology, produces BioAstin® natural astaxanthin and Spirulina Pacifica® — all-natural, functional nutrients that enhance human health and nutrition, providing significant antioxidant, anti-inflammatory and immune response benefits.  The Company’s other compounds, such as NatuRose® natural astaxanthin, promote animal nutrition and health, primarily in aquaculture.  Cyanotech extracts these compounds from microalgae grown at its 90-acre facility in Hawaii using proprietary processes, and distributes them to nutraceutical, nutritional supplement, cosmeceutical and aquaculture feed makers and marketers worldwide. Corporate data and product information are available at www.cyanotech.com

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597 ~ www.cyanotech.com